                                 EXHIBIT 23(K)
                                  FINANCIALS

FINANCIAL STATEMENTS

AEGON/Transamerica Fund Advisers, Inc.
Years Ended December 31, 2002, 2001 and 2000.

                     AEGON/TRANSAMERICA FUND ADVISERS, INC.
                        STATEMENTS OF FINANCIAL CONDITION
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                   AT DECEMBER 31,
                                                                             ---------------------------
                                                                               2002               2001
                                                                             --------           --------
ASSETS:
    Cash                                                                     $      4           $  7,119
    Certificate of deposit                                                        136                132
    Investment in Series Funds
        (Cost: 2002 - $6,521 , 2001 - $1,329)                                   6,160              1,349
    Investment advisory fees receivable                                        11,001              3,489
    Intercompany receivable                                                     5,849              6,714
    Goodwill                                                                   23,086             23,086
    Receivable under tax allocation agreement                                      --                403
    Deferred income tax asset                                                      --                 64
                                                                             --------           --------
Total Assets                                                                 $ 46,236           $ 42,356
                                                                             ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
    Investment sub-advisory fees payable                                     $  4,993           $  3,782
    Service fees payable to related parties                                        --                670
    Deferred income tax payable                                                   285                 --
    Installment payments due to former officer                                    100                200
    Payable under tax allocation agreement                                      1,223
    Accrued liabilities                                                         1,393                258
                                                                             --------           --------
Total Liabilities                                                               7,994              4,910

Stockholders' Equity:
    Common Stock, par value $1.00 per share -
       authorized, issued and outstanding 100,000 shares                          100                100
    Accumulated other comprehensive income/(loss) - net
       unrealized investment gains (losses)                                      (235)                13
    Additional paid in capital                                                 27,864             27,864
    Retained earnings                                                          10,513              9,469
                                                                             --------           --------
Total Stockholders' Equity                                                     38,242             37,446
                                                                             --------           --------
Total Liabilities and Stockholders' Equity                                   $ 46,236           $ 42,356
                                                                             ========           ========

See accompanying notes.

                     AEGON/TRANSAMERICA FUND ADVISERS, INC.
                            STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS )

                                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                                   -----------------------------------------------
                                                                      2002               2001              2000
                                                                   ---------          ---------          ---------
REVENUES:
     Investment advisory fees (net)                                $ 114,023          $ 135,440          $ 188,180
     Other income                                                        237                481                587
                                                                   ---------          ---------          ---------
Total Revenues                                                       114,260            135,921            188,767
                                                                   ---------          ---------          ---------

EXPENSES:
     Investment sub-advisory fees                                     59,572             66,441             89,612
     Administrative fees                                              15,170             25,576             39,658
     Amortization of goodwill                                             --              2,077              2,077
     General and administrative expenses                               2,463              1,421              1,811
                                                                   ---------          ---------          ---------
Total Expenses                                                        77,205             95,515            133,158
                                                                   ---------          ---------          ---------

Income before income tax expense                                      37,055             40,406             55,609

Income tax expense                                                    14,317             16,175             20,847
                                                                   ---------          ---------          ---------

Net income                                                         $  22,738          $  24,231          $  34,762
                                                                   =========          =========          =========

See accompanying notes.

                     AEGON/TRANSAMERICA FUND ADVISERS, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           (ALL AMOUNTS IN THOUSANDS)

                                                                  ACCUMULATED
                                                                     OTHER         ADDITIONAL                      TOTAL
                                                       COMMON    COMPREHENSIVE       PAID IN       RETAINED    STOCKHOLDERS'
                                                        STOCK    INCOME/(LOSS)       CAPITAL       EARNINGS       EQUITY
                                                       ------    -------------     ----------      ---------   ------------
Balance at January 1, 2000                              $ 100       $  320          $ 27,864      $   1,912      $ 30,196
 Comprehensive income:
    Net income                                             --                                        34,762        34,762
    Change in net unrealized investment
      gains/(losses)                                       --         (140)                                         (140)
                                                        -----       ------          --------      ---------      --------
 Total comprehensive income                                --                                                      34,622
 Dividends paid to stockholders                            --                                       (32,941)      (32,941)
                                                        -----       ------          --------      ---------      --------
Balance at December 31, 2000                              100          180            27,864          3,733        31,877
 Comprehensive income:
    Net income                                             --                                        24,231        24,231
    Change in net unrealized investment
      gains/(losses)                                       --         (167)                                          (167)
                                                        -----       ------          --------      ---------      --------
 Total comprehensive income                                                                                        24,064
 Dividends paid to stockholders                                                                     (18,495)      (18,495)
                                                        -----       ------          --------      ---------      --------
Balance at December 31, 2001                              100           13            27,864          9,469        37,446
 Comprehensive income:
    Net income                                                                                       22,738        22,738
    Change in net unrealized investment
      gains/(losses)                                                  (248)                                          (248)
                                                        -----       ------          --------      ---------      --------
 Total comprehensive income                                                                                        22,490
 Dividends paid to stockholders                            --                                       (21,694)      (21,694)
                                                        -----       ------          --------      ---------      --------
Balance at December 31, 2002                            $ 100       $ (235)         $ 27,864      $  10,513      $ 38,242
                                                        =====       ======          ========      =========      ========

See accompanying notes.

                     AEGON/TRANSAMERICA FUND ADVISERS, INC.
                            STATEMENTS OF CASH FLOWS
                           (ALL AMOUNTS IN THOUSANDS)

                                                                                         YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------------------
                                                                                2002                2001                2000
                                                                             ---------           ---------           ---------
OPERATING ACTIVITIES
Net income                                                                   $  22,738           $  24,231           $  34,762
                                                                             ---------           ---------           ---------
Adjustments to reconcile net income to net
     cash provided by operating activities:
     Amortization of goodwill                                                       --               2,077               2,077
     Change in deferred income tax asset/liability                                 482                  32                  86
     Changes in other operating assets and liabilities:
         Investment advisory fees receivable                                    (7,512)                 13                (639)
         Intercompany receivable/payable                                           865              (5,237)             (2,014)
         Investment sub-advisory fees payable                                    1,211                (392)                120
         Service fees payable to related parties                                  (670)               (432)             (1,483)
         Other assets                                                               --                   7                   7
         Accrued liabilities                                                     1,135                (835)                465
         Receivable/payable under tax allocation agreement                       1,626                (870)             (1,498)
                                                                             ---------           ---------           ---------
Net cash provided by operating activities                                       19,875              18,594              31,883

INVESTING ACTIVITIES
     Cost of investments purchased                                              (5,192)             (1,004)                 (9)
     Increase in certificate of deposit                                             (4)                 (6)                (71)
                                                                             ---------           ---------           ---------
Net cash used in investing activities                                           (5,196)             (1,010)                (80)

FINANCING ACTIVITIES
     Dividends paid to stockholders                                            (21,694)            (18,495)            (32,941)
     Cash received in connection with transfer of assets and
         related capital lease obligation to an affiliate                           --                  --                  27
     Installment payment to former officer                                        (100)               (100)               (228)
                                                                             ---------           ---------           ---------
Net cash used in financing activities                                          (21,794)            (18,595)            (33,142)

Decrease in cash                                                                (7,115)             (1,011)             (1,339)

Cash at beginning of year                                                        7,119               8,130               9,469
                                                                             ---------           ---------           ---------
Cash at end of year                                                          $       4           $   7,119           $   8,130
                                                                             =========           =========           =========

Supplemental disclosure of cash flow information
     Cash paid during the year for income taxes                              $  12,209           $  17,013           $  22,259

See accompanying notes.

                         Report of Independent Auditors

The Board of Directors and Stockholders
AEGON/Transamerica Fund Advisers, Inc.

We have audited the accompanying statements of financial condition of AEGON/Transamerica Fund Advisers, Inc. as of December 31, 2002 and 2001, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AEGON/Transamerica Fund Advisers, Inc. at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.



Des Moines, Iowa
February 21, 2003

                     AEGON/Transamerica Fund Advisers, Inc.

                          Notes to Financial Statements
                             (Dollars in thousands)

                                December 31, 2002

1. SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATIONS AND NATURE OF BUSINESS

AEGON/Transamerica Fund Advisers, Inc. ("ATFA" or "the Company") is directly owned by Western Reserve Life Assurance Co. of Ohio (78%) ("WRL") and AUSA Holding Company (22%) ("AUSA") both of which are indirect wholly-owned subsidiaries of AEGON N. V., a holding company organized under the laws of the Netherlands. The Company is the investment advisor for the portfolios in the AEGON/Transamerica Series Fund, Inc. ("ATSF"), IDEX Mutual Funds ("IDEX"), Transamerica Income Shares, Transamerica Index Fund, and Transamerica Occidental Life Insurance Company Fund B (collectively referred to as the "Funds"). As investment advisor, the Company is responsible for providing investment management and administrative services to the portfolios of the Funds, including selecting the investment sub-advisors. As compensation for these services, the portfolios of the Funds pay the Company a monthly fee based on a percentage of the average daily net assets of each portfolio.

During 2002, the Company completed mergers with Endeavor Management Company
(EMC) and IDEX Management, Inc. (IDEX), both investment advisors and related parties. The transactions were accounted for similar to a pooling of interests. See Note 5.

BASIS OF PRESENTATION

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

INVESTMENTS IN SECURITIES

Pursuant to Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company designated its investment in the Fund as "available-for-sale". Available-for-sale securities are reported at market value and unrealized gains and losses on these securities are included directly in stockholders' equity, net of related deferred income taxes. The specific identification method is used in determining realized gains and losses.

                     AEGON/Transamerica Fund Advisers, Inc.

                             (Dollars in thousands)

                                December 31, 2002

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENTS IN SECURITIES (CONTINUED)

At December 31, 2002, unrealized investment losses on the investments in the Funds of $ 361 were comprised of gross unrealized losses of $ 551 and gross unrealized gains of $ 190. At December 31, 2001 unrealized investment gains on the investment in the Funds of $ 20 were comprised of gross unrealized gains of $ 125 and gross unrealized losses of $ 105.

INVESTMENT ADVISORY AND MANAGEMENT FEES

Investment advisory and management fees earned in 2002, 2001 and 2000, are calculated at annual rates that range from 0.35% to 1.30% of the average daily net assets of the portfolios of the Fund. The investment advisory agreements also provide for the Company to reimburse the portfolios of the Funds to the extent that each of the portfolio's normal operating expenses (exclusive of breakage commissions, 12b-1 distribution fees, interest and taxes) exceed the expense limitation of the applicable portfolio.

The Company has entered into sub-advisory agreements with various companies to provide investment services to the portfolios of the Funds. As compensation, the Company pays the investment advisors fees ranging from 0.15% to 0.50% of the average daily net assets of the applicable portfolio.

CERTIFICATE OF DEPOSIT

The certificate of deposit is reported at cost.

GOODWILL

The Company adopted Statement No. 142, Goodwill and Other Intangible Assets (SFAS 142) in 2002. Under SFAS 142, goodwill is no longer amortized but is subject to annual impairment tests. Accordingly, the Company discontinued amortizing goodwill in 2002 and performed the required impairment tests, which resulted in no impairment write-offs. Net income for 2001 and 2000, adjusted to exclude amortization expense consistent with SFAS 142, would have been $ 26,308 and $ 36,839, respectively. Accumulated amortization as of the date of adoption of SFAS 142 was $ 5,851.

                     AEGON/Transamerica Fund Advisers, Inc.

                             (Dollars in thousands)

                                December 31, 2002

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEFERRED INCOME TAXES

Deferred income tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period, excluding deferred tax assets or liabilities applicable to unrealized gains and losses on available-for-sale securities, which are included as a component of accumulated other comprehensive income/(loss).

FINANCIAL INSTRUMENTS

The Company's assets and liabilities include various items that meet the definition of financial instruments and require disclosure of their related fair value. Due to the nature of the Company's financial instruments, management does not believe the fair value of such assets and liabilities differ materially from those carrying values included herein.

2. INCOME TAXES

The Company files consolidated federal and state income tax returns with certain affiliates. Under the terms of a tax-sharing agreement, each member of the group has agreed to pay its proportionate share of income taxes calculated on a separate return basis, except that tax credits and net operating loss carryforwards are determined on the basis of the consolidated group.

The provision for income taxes consists of the following for the years ended December 31:

                                    2002              2001            2000
                                  --------          --------        --------
         Federal                  $ 12,872          $ 13,587        $ 18,121
         State                       1,445             2,588           2,726
                                  --------          --------        --------
                                  $ 14,317          $ 16,175        $ 20,847
                                  ========          ========        ========

Deferred income taxes have been established by each member of the consolidated group based upon temporary differences within each entity. Deferred income taxes arise primarily from differing methods used to account for unrealized gains (losses) on the Company's investment portfolio, amortization of goodwill and future payments to a former officer.

                     AEGON/Transamerica Fund Advisers, Inc.

                             (Dollars in thousands)

                                December 31, 2002

2. INCOME TAXES (CONTINUED)

Net deferred income taxes are comprised of gross deferred income tax assets of $ 183 and gross deferred income tax liabilities of $ 468 at December 31, 2002. Net deferred income taxes are comprised of gross deferred income tax assets of $ 108 and gross deferred income tax liabilities of $ 44 at December 31, 2001.

Income tax expense for 2002, 2001 and 2000, differs from that computed at the applicable statutory federal income tax rate (35%) primarily due to state income taxes.

3. TRANSACTIONS WITH RELATED PARTIES

A majority of the administrative costs of the Company were absorbed by its parent company in 2002 and 2001. During 2000, the Company shared certain officers, employees, and general expenses with affiliated companies. The Company's allocations of expenses for these shared services for 2000 were approximately $1,000.

The Company had entered into an administrative services agreement with an affiliate, AFSG Securities Corporation, a wholly owned subsidiary of AUSA, for administrative services for IDEX. As compensation, AFSG Securities Corporation received 50% of the IDEX net investment management and advisory fee after deduction for goodwill amortization, through June 30, 2002. The Company paid $ 7,894, $ 14,290 and $ 0 during 2002, 2001 and 2000 in accordance with this agreement.

During 2002, 2001 and 2000, the Company had investment sub-advisory agreements with AEGON USA Investment Management, Inc., a related party, and the investment sub-advisor to two portfolios of the Funds. As compensation, the Company paid approximately $ 862, $ 1,090, and $ 905 to AEGON USA Investment Management, Inc. for the years ended December 31, 2002, 2001 and 2000, respectively.

During 2002, 2001 and 2000, the Company had investment sub-advisory agreements with Great Companies L.L.C., a related party, and the investment sub-advisor to six portfolios of the Funds. As compensation, the Company paid approximately $ 1,765, $ 824, and $ 174 to Great Companies L.L.C. for the years ended December 31, 2002 and 2001, and 2000, respectively.

                     AEGON/Transamerica Fund Advisers, Inc.

                             (Dollars in thousands)

                                December 31, 2002

3. TRANSACTIONS WITH RELATED PARTIES (CONTINUED)

During 2002, 2001 and 2000, the Company had an investment sub-advisory agreement with Transamerica Investment Management, L.L.C., a related party, and the investment sub-advisor to nine portfolios of the Funds. As compensation, the Company paid approximately $ 3,941, $ 359, and $ 32 to Transamerica Investment Management, L.L.C. for the years ended December 31, 2002, 2001 and 2000.

During 2000, the Company had investment sub-advisory agreements with Scottish Equitable International Investment Management, Ltd., a related party, and the investment sub-advisor to two portfolios of the Funds. As compensation, the Company paid approximately $ 27 to Scottish Equitable International Investment Management, Ltd. for the year ended December 31, 2000.

During 2002, 2001 and 2000, the Company paid dividends of $ 16,921, $ 18,495, and $ 26,453 respectively, to WRL. During 2002, 2001, and 2000, the Company paid dividends of $ 4,773, $ 0, and $ 6,488, respectively to AUSA.

4. COMMITMENTS

The IDEX Protected Principal Stock fund provides a guarantee to the shareholder against a falling equity market. The guarantee, which is made by ATFA, provides that if the shareholder's account value as of the guarantee maturity date is less than the remaining original principal invested by the shareholder, the shortfall will be credited to the shareholder's account. ATFA's guarantee to the fund's shareholders is supported financially by an agreement with an affiliated insurance company, Peoples Benefit Life Insurance Company (Peoples Benefit), whereby Peoples Benefit guarantees payment of ATFA's (or a successor investment adviser's) obligations to shareholders under the guarantee. ATFA pays Peoples Benefit a fee at the annual rate of 0.50% of the fund's average daily net value for this financial support. The Company paid $ 171 in accordance with this agreement during 2002.

The Company has an agreement (the Incentive Program) with a former officer of the Company, which provides for an annual payment of 0.01% of certain average assets under management for all variable assets issued with policy issue dates prior to January 1, 2000. The payments under this agreement are to continue until such time as the annualized payment as defined in the agreement is less than $ 25. The Company paid $ 120, $ 210 and $ 300 during 2002, 2001 and 2000, respectively, in accordance with the terms of this agreement. At December 31, 2002, 2001 and 2000, the amount of assets under management with policy issue dates prior to January 1, 2000 was $ 1,269,741, $ 1,914,354 and $ 2,508,738,
respectively.

                     AEGON/Transamerica Fund Advisers, Inc.

                             (Dollars in thousands)

                                December 31, 2002

4. COMMITMENTS (CONTINUED)

As part of the termination agreement for the former officer referred to in the preceding paragraph, the Company agreed to make payments approximately equal to what the former officer would have expected to earn under the Incentive Program for expected 2000 sales. In accordance with this termination agreement, the Company estimated the present value of such payments at $ 400 and agreed to pay such amounts in four annual installments, including interest. The Company paid $ 128, $ 114, and $ 102 in accordance with this agreement during 2002, 2001 and 2000, respectively. Payment to be made in 2003 is $ 143.

The former Endeavor Management Company (See Note 5) was purchased by AUSA on July 23, 1999. In accordance with the terms of the Stock Purchase Agreement, AUSA agreed to make an additional payment (the Earn-Out) to the sellers in 2004. The Earn-Out is 0.05% of the average quarterly difference between quarterly actual aggregate assets under management and quarterly expected aggregate assets under management of the Company as defined in the agreement. If the sum of all quarterly Earn-Out from the date of the agreement until December 31, 2003, is less than or equal to zero, no Earn-Out shall be payable. Amounts paid in conjunction with this agreement will be recorded as goodwill when paid.

                     AEGON/Transamerica Fund Advisers, Inc.

                             (Dollars in thousands)

                                December 31, 2002

5. BUSINESS COMBINATIONS

On January 8, 2002, the Company completed its merger with EMC, an investment advisor and related party. On July 18, 2002, the Company completed its merger with IDEX, also an investment advisor and related party. As these transactions were amongst related parties, the transactions were accounted for similar to a pooling of interests in accordance with APB 16 Business Combinations, and, accordingly, the historical financial statements of the Company have been restated to include the financial position, results of operations, and cash flows of EMC and IDEX for all periods presented. The pre-acquisition results of operations of the separate companies and the combined amounts presented in the financial statements are as follows:

                                                   Year Ended December 31,             Year Ended December 31,
                                                   -----------------------             -----------------------
                                                           2001                                  2000
                                                        ----------                            ---------
Investment Advisory Fees:
ATFA                                                    $   65,547                            $  91,498
EMC                                                         19,583                               24,311
IDEX                                                        50,310                               72,371
                                                        ----------                            ---------
Combined                                                $  135,440                            $ 188,180
                                                        ==========                            =========

Net Income (loss):
ATFA                                                    $   20,132                            $  28,754
EMC                                                          4,323                                6,351
IDEX                                                          (224)                                (343)
                                                        ----------                            ---------
Combined                                                $   24,231                            $  34,762
                                                        ==========                            =========